                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62978


                               THE SHAW GROUP INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2021

                             (ZERO COUPON -- SENIOR)

                                       AND

                                  COMMON STOCK,

                                  NO PAR VALUE



                          PROSPECTUS SUPPLEMENT NO. 12
                              DATED AUGUST 16, 2002
                        TO PROSPECTUS DATED JULY 12, 2001

                              ------------------

         The section titled "Selling Securityholders" on page 31 of the prospectus dated July 12, 2001 is amended in its entirety by this Prospectus Supplement No. 12 to read as follows.

                             SELLING SECURITYHOLDERS

         The LYONs, and any shares of our common stock issued upon conversion of the LYONs, are being offered by the selling securityholders listed in the table below. We issued and sold the LYONs in a private placement to Merrill Lynch. The selling securityholders purchased their LYONs from Merrill Lynch or from subsequent holders in transactions exempt from registration under the Securities Act.

         Only the LYONs and those shares of common stock issued to the selling securityholders upon conversion of their LYONs are being offered by the selling securityholders named in this prospectus. This prospectus will not cover sales of common stock received upon conversion of LYONs purchased from a selling securityholder named in this prospectus.

         No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of May 1, 2001 between The Shaw Group Inc. and Merrill Lynch.

         The following table sets forth the name of each selling securityholder, the nature of any position, office, or other material relationship which the selling securityholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of LYONs and shares of our common stock beneficially owned by such securityholder prior to the offering, the amount to be offered for the securityholder's account and the amount to be owned by such securityholder after completion of the offering.

         We prepared the table based on information supplied to us by the selling securityholders. We have not sought to verify such information. Additionally, some or all of the selling securityholders may have sold or transferred some or all of their LYONs, in transactions exempt from the registration requirements of the Securities Act, or some or all of their shares of our common stock, in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling securityholders may also change over time.

                                                                     PRINCIPAL
                                                                      AMOUNT
                                        PRINCIPAL                   AT MATURITY    NUMBER OF                   NUMBER OF
                                         AMOUNT        PRINCIPAL    OF LYONS TO     SHARES        NUMBER OF      SHARES
                                     AT MATURITY OF      AMOUNT       BE OWNED     OF COMMON       SHARES      OF COMMON
                                          LYONS       AT MATURITY      AFTER         STOCK        OF COMMON    STOCK TO BE
                                      BENEFICIALLY      OF LYONS    COMPLETION    BENEFICIALLY   STOCK BEING   OWNED AFTER
                                     OWNED PRIOR TO  BEING OFFERED    OF THE     OWNED PRIOR TO    OFFERED    COMPLETION OF
NAME                                  THE OFFERING       HEREBY      OFFERING    THE OFFERING(1)    HEREBY    THE OFFERING
---------------------------------------------------------------------------------------------------------------------------
Alpha U.S. Sub Fund VIII, LLC.......    $2,250,000     $2,250,000        -           18,672          18,672         -
Aftra Health Fund...................      $190,000       $190,000        -           1,577            1,577         -
Allstate Insurance Company..........    $2,550,000     $2,550,000        -           43,662          21,162       22,500
Allstate Life Insurance Company.....    $2,850,000     $2,850,000        -           46,152          23,652       22,500
Amaranth Securities L.L.C...........   $15,000,000    $15,000,000        -          139,382          124,482      14,900
Argent Classic Convertible
Arbitrage Fund (Bermuda), Ltd.......    $5,000,000     $5,000,000        -           41,494          41,494         -
Arkansas Teachers Retirement........    $7,407,000     $7,407,000        -           61,469          61,469         -
Banc of America Securities LLC......   $15,000,000    $15,000,000        -          124,482          124,482        -
Bank Austria Cayman Island, Ltd.....    $3,500,000     $3,500,000        -           29,046          29,046         -
Baptist Health of South Florida.....      $926,000       $926,000        -           7,685            7,685         -
Barclays Capital Securities.........   $12,200,000    $12,200,000        -          101,245          101,245        -
Bear, Stearns & Co. Inc.............    $5,000,000     $5,000,000        -           41,494          41,494         -
Black Diamond Offshore LTD..........    $1,019,000     $1,019,000        -           8,456            8,456         -
Boston Museum of Fine Art...........       $98,000        $98,000        -            813              813          -
BTES - Convertible ARB..............    $1,000,000     $1,000,000        -           8,299            8,299         -
BTPO Growth Vs Value................    $3,000,000     $3,000,000        -           24,896          24,896         -
Canyon Capital Arbitrage Master
Hedge Fund, Ltd.....................    $3,000,000     $3,000,000        -           24,896          24,896         -
Canyon Value Realization Fund
(Cayman), Ltd.......................   $12,750,000    $12,750,000        -          105,810          105,810        -
CFFX, LLC...........................   $10,000,000    $10,000,000        -           82,988          82,988         -
CSFB Convertible & Quantitative
Strategies Ltd......................    $3,000,000     $3,000,000        -           24,896          24,896         -
Cheyne Capital Management Limited...   $10,000,000    $10,000,000        -           82,988          82,988         -
CIBC World Markets..................   $11,000,000    $11,000,000        -           91,287          91,287         -
Credit Suisse First Boston
Corporation.........................    $1,000,000     $1,000,000        -           8,299            8,299         -
D.E. Shaw Investments, L.P..........    $5,000,000     $5,000,000        -           41,494          41,494         -
D.E. Shaw Valence, L.P..............   $20,000,000    $20,000,000        -          165,976          165,976        -
Deephaven Domestic Convertible
Trading Ltd.........................   $59,570,000    $59,570,000        -          494,360          494,360        -
Deutsche Banc Alex Brown Inc........    $9,000,000     $9,000,000        -           74,689          74,689         -
Double Black Diamond Offshore LDC...    $4,722,000     $4,722,000        -           39,187          39,187         -
Engineers Joint Pension Fund........      $895,000       $895,000        -           7,427            7,427         -
Enterprise Convertible
Securities Fund.....................      $259,000       $259,000        -           2,149            2,149         -
First Union Securities,
Inc./Bank Trading...................   $41,185,000    $41,185,000        -          341,786          341,786        -
Forest Fulcrum Fund L.P.............    $1,120,000     $1,120,000        -           9,295            9,295         -
Forest Global Convertible Fund
A.S.................................    $6,205,000     $6,205,000        -           51,494          51,494         -
Gaia Offshore Master Fund Ltd.......   $20,000,000    $20,000,000        -          165,976          165,976        -
Goldman Sachs and Company...........    $5,250,000     $5,250,000        -           43,569          43,569         -
Gulf Investment Corporation.........      $550,000       $550,000        -           4,564            4,564         -
HBK Master Fund L.P.................   $34,500,000    $34,500,000        -          286,309          286,309        -
Innovest Finanzdienstleistungs......    $1,172,000     $1,172,000        -           9,726            9,726         -
JMG Capital Partners L.P............   $11,250,000    $11,250,000        -           93,362          93,362         -
JMG Triton Offshore Fund Ltd........    $2,500,000     $2,500,000        -           20.747          20,747         -
KBC Financial Products (Cayman
Islands) Limited....................   $20,000,000    $20,000,000        -          165,976          165,976        -
KBC Financial Products USA Inc......   $10,000,000    $10,000,000        -           82,988          82,988         -

                                                                     PRINCIPAL
                                                                      AMOUNT
                                        PRINCIPAL                   AT MATURITY    NUMBER OF                   NUMBER OF
                                         AMOUNT        PRINCIPAL    OF LYONS TO     SHARES        NUMBER OF      SHARES
                                     AT MATURITY OF      AMOUNT       BE OWNED     OF COMMON       SHARES      OF COMMON
                                          LYONS       AT MATURITY      AFTER         STOCK        OF COMMON    STOCK TO BE
                                      BENEFICIALLY      OF LYONS    COMPLETION    BENEFICIALLY   STOCK BEING   OWNED AFTER
                                     OWNED PRIOR TO  BEING OFFERED    OF THE     OWNED PRIOR TO    OFFERED    COMPLETION OF
NAME                                  THE OFFERING       HEREBY      OFFERING    THE OFFERING(1)    HEREBY     THE OFFERING
---------------------------------------------------------------------------------------------------------------------------
LDG Limited.........................      $500,000       $500,000        -           4,149            4,149         -
Lumbermens..........................      $927,000       $927,000        -           7,693            7,693         -
Mainstay Convertible Fund...........      $920,000       $920,000        -           7,635            7,635         -
Mainstay VP Convertible Portfolio...      $760,000       $760,000        -           6,307            6,307         -
McMahan Securities Co. L.P..........    $2,550,000     $2,550,000        -           21,162          21,162         -
Merrill Lynch Pierce, Fenner &
Smith, Inc..........................    $8,325,000     $8,325,000        -           69,088          69,088         -
Merrill Lynch Quantitative
Advisors Convertible Securities
Arbitrage LTD.......................   $36,500,000    $36,500,000        -          302,906          302,906        -
Morgan Stanley & Co.................   $20,050,000    $20,050,000        -          166,391          166,391        -
Motion Picture Industry.............    $1,045,000     $1,045,000        -           8,672            8,672         -
Newport Investments, Inc............    $6,000,000     $6,000,000        -           49,793          49,793
New York Life Separate
Account #7..........................      $130,000       $130,000        -           1,079            1,079         -
Nicholas Applegate Convertible
Fund................................    $2,746,000     $2,746,000        -           22,789          22,789         -
Nomura Securities...................   $10,250,000    $10,250,000        -           89,531          85,063       4,468
Otter Creek Partners I, L.P.........      $800,000       $800,000        -           6,639            6,639         -
Otter Creek International, Ltd......    $1,200,000     $1,200,000        -           9,959            9,959         -
Pacific Life Insurance Company......    $1,000,000     $1,000,000        -           8,299            8,299         -
Paloma Securities L.L.C.............   $15,000,000    $15,000,000        -          140,182          124,482      15,700
Physicians Life.....................      $707,000       $707,000        -           5,867            5,867         -
R2 Investments, LDC.................   $31,500,000    $31,500,000        -          261,412          261,412        -
RCG Latitude Master Fund............    $1,000,000     $1,000,000        -           8,299            8,299         -
Royal Bank of Canada2...............   $11,000,000    $11,000,000        -           96,987          91,287       5,700
San Diego City Retirement...........    $1,715,000     $1,715,000        -           14,232          14,232         -
San Diego County Convertible........    $3,484,000     $3,484,000        -           28,913          28,913         -
Screen Actors Guild.................      $960,000       $960,000        -           7,967            7,967         -
SG Cowen Securities Corporation.....   $35,000,000    $35,000,000        -          290,458          290,458        -
Susquehanna Capital Group...........    $5,900,000     $5,900,000        -           48,963          48,963         -
Sylvan IMA Ltd......................      $590,000       $590,000        -           4,896            4,896         -
TD Securities (USA), Inc.3..........   $44,500,000    $44,500,000        -          369,297          369,297        -
TQA Master Fund, Ltd................    $8,000,000     $8,000,000        -           66,390          66,390         -
TQA Master Plus Fund, Ltd...........    $7,500,000     $7,500,000        -           62,241          62,241         -
UBK AM Arbitrage Fund...............      $500,000       $500,000        -           4,149            4,149         -
UBK AM Global High Yield Fund,
Ltd.................................      $500,000       $500,000        -           4,149            4,149         -
UBS AG London Branch................   $92,500,000    $92,500,000        -          767,639          767,639        -
UBS O'Connor LLC F/B/O UBS
Global Equity Arbitrage Master
Ltd.................................   $35,000,000    $35,000,000        -          290,458          290,458        -
UBS Warburg LLC.....................    $8,600,000     $8,600,000        -           71,370          71,370         -
Value Realization Fund, LP..........    $6,750,000     $6,750,000        -           56,017          56,017         -
Wake Forest University..............    $1,389,000     $1,389,000        -           11,527          11,527         -
White River Securities L.L.C........    $7,000,000     $7,000,000        -           58,092          58,092         -
Worldwide Transactions Ltd..........      $259,000       $259,000        -           2,149            2,149         -
Writers Guild.......................      $560,000       $560,000        -           4,647            4,647         -
Wyoming State Treasurer.............    $1,943,000     $1,943,000        -           16,125          16,125         -
Zola Partners L.P...................      $900,000       $900,000        -           7,469            7,469         -

-------------------------

(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's LYONs, assume conversion of all of the holders' LYONs at a conversion price of 8.2988 shares of our common stock per $1,000 principal amount at maturity of the LYONs. This conversion price, however, will be subject to adjustment as described under "Description of the LYONs - Conversion Rights" in our prospectus dated July 12, 2001. As a result, the number of shares of our common stock issuable upon conversion of the LYONs and, therefore, attributable to holders of LYONs, may increase or decrease in the future.

(2) John Sinders, Jr., a Shaw director, is employed by a wholly owned subsidiary of the Royal Bank of Canada.

(3) TD Securities has an ongoing lending relationship with Shaw Communications, Inc.